Exhibit 5.5

Warner Norcross + Judd LLP

Attorneys at Law

150 Ottawa Avenue N.W., Suite 1500

Grand Rapids, Michigan 49503

September 17, 2024

Perrigo Company plc

The Sharp Building, Hogan Place

Dublin 2, Ireland, D02 TY74

Ladies and Gentlemen:

We are providing this opinion at the request of Perrigo Company, a Michigan corporation (the “Company”), in connection with the issuance and sale by Perrigo Finance Unlimited Company, an Irish public unlimited company (“Perrigo Finance”), of $715,000,000 aggregate principal amount of 6.125% Senior Notes due 2032 (the “Notes”). The Notes will be issued and sold pursuant to an Underwriting Agreement dated as of September 11, 2024 (the “Underwriting Agreement”) among the Company, Perrigo Finance, Perrigo Company plc, a public limited company incorporated under the laws of Ireland, certain direct or indirect subsidiaries of the Company organized in Michigan and identified on Exhibit A to this opinion (the “Michigan Guarantors”), and B of A Securities, Inc., acting as representatives of the underwriters named therein.

The Notes will be issued under an indenture, dated as of December 2, 2014 (the “Base Indenture”), between Perrigo Finance, Perrigo Company plc, and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as Trustee, as supplemented by Supplemental Indenture No. 6 dated September 17, 2024 and Supplemental Indenture No. 7 dated September 17, 2024 (the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”). The Notes will be guaranteed by the Michigan Guarantors.

In arriving at the opinions expressed below, we have examined and relied on the Underwriting Agreement and the Indenture. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of such records of the Company and the Michigan Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Company and the Michigan Guarantors, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies (including EDGAR documents) and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Michigan Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.	Each of the Company and the Michigan Guarantors is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the State of Michigan.

2.	Each of the Company and the Michigan Guarantors has the corporate or limited liability company power (as applicable) and authority to guaranty the Notes.

3.

The execution and delivery of the Supplemental Indentures and the Underwriting Agreement by the Company and the Michigan Guarantors have been validly authorized by all necessary corporate action on the part of the Company.

4.	Each of the Company and the Michigan Guarantors have executed and delivered the Supplemental Indentures and the Underwriting Agreement.

The opinions set forth above are subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of Michigan, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed in this letter. The opinions expressed in this letter are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated in this letter. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on or about the date of this opinion, and incorporated by reference in the Company’s Registration Statement on Form S-3 (File No. 333-282001-08). We consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement dated September 11, 2024 and filed with the Securities and Exchange Commission on September 13, 2024. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Warner Norcross + Judd, LLP

/s/ Daniel C. Persinger

Daniel C. Persinger
Senior Counsel

Exhibit A

Gr8ness, LLC

L. Perrigo Company

Perrigo Americas Holdings, Inc.

Perrigo Company

Perrigo Finance (US) LLC

Perrigo International, Inc.

Perrigo Management Company

Perrigo Research & Development Company

Perrigo Sales Corporation

PMI Branded Pharmaceuticals, Inc.